Exhibit 99.1

Four Oaks Bank Announces Changes to Executive Management Team

FOUR OAKS, N.C.--(BUSINESS WIRE)--January 5, 2016--Four Oaks Fincorp, Inc. (OTCQX:FOFN) (the “Company”), the holding company for Four Oaks Bank & Trust Company (the “Bank”), is proud to announce that on December 21, 2015, the Board of Directors of the Company (the “Board”) approved the appointment of Lisa S. Herring to the position of Chief Operating Officer of the Company and the Bank, effective January 4, 2016. Ms. Herring has been with the Bank since 2002 in a number of roles, including most recently serving as the Bank’s Executive Vice President and Chief Risk Officer since July 2009. Ms. Herring will also retain her role as Chief Risk Officer.

“Lisa has been vital to numerous strategic initiatives and operational improvements at the Bank over many years and will play an increasingly important role in the Bank’s future,” said David Rupp, President and Chief Executive Officer of the Company and the Bank.

Additionally, on December 21, 2015, Ayden R. Lee, Jr., who has been serving as the Executive Chairman of the Company since June of 2015 after a thirty-five year tenure as an executive of the Company and the Bank, notified the Board of his intention to retire from his position effective December 31, 2015. Mr. Lee will continue to serve as Chairman of the Board of Directors of the Company.

“We extend our immense gratitude to Ayden for his lifetime of dedication and service to the Bank,” said Mr. Rupp in connection with Mr. Lee’s retirement. “We wish him the best during his retirement from the day-to-day operations of the Bank, and we are so pleased that he will continue to provide direction, wisdom and counsel from his position as Chairman of the Board of Directors,” added Mr. Rupp.

With $714.5 million in total assets as of September 30, 2015, the Company, through its wholly-owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its sixteen offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Zebulon, Dunn, Raleigh (LPO), Apex (LPO), and Southern Pines (LPO), North Carolina. Four Oaks Fincorp, Inc. trades through its market makers under the symbol of FOFN.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on the Company’s current beliefs and assumptions and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond the Company’s control, and which may cause results to differ materially from expectations. For a discussion of the most significant risks and uncertainties associated with the Company’s business, please review the Company's filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The Company does not undertake a duty to update any forward-looking statements in this press release.

CONTACT:
Four Oaks Fincorp, Inc.
David H. Rupp, 919-963-2177
President and Chief Executive Officer
or
Deanna W. Hart, 919-963-2177
Executive Vice President and Chief Financial Officer